EXHIBIT 16.1

Stan J.H. Lee, CPA
2160 Lemoine Avenue Suite 203 tFort Lee t NJ 07024
P.O. Box 436402 t San Ysidro tCA t 92143-9402
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

April 2, 2009

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 25, 2009 which will be filed by Tai Pan Holdings, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA